Exhibit (h)(3)(ii)

AMENDMENT NO. 2

TO THE

EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 2 to the Expense Limitation Agreement dated as of March 17 2006, between AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) and AXA Enterprise Funds Trust (“Trust”).

The Manager and Trust hereby agree to modify and amend the Expense Limitation Agreement dated as of May 6, 2005 and as amended by Amendment No. 1 dated as of December 1, 2005 (collectively, the “Expense Limitation Agreement”), between them as follows:

1.	Maximum Annual Operating Expense Limits. Schedule A to the Expense Limitation Agreement, which sets forth the Funds of the Trust, is hereby replaced in its entirety by Amendment No. 2 to Schedule A attached hereto, which reflects the expense limit for each portfolio. Schedule A also includes the expense limit of each class of each portfolio, which includes amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Except as modified and amended hereby, the Expense Limitation Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 6 as of the date first above set forth.

AXA ENTERPRISE FUNDS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Kenneth T. Kozlowski	By:	/s/ Steven M. Joenk
	Kenneth T. Kozlowski		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

AMENDMENT NO. 2

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Fund Name	Total Expense Limited to (% of daily net assets)
		(including amounts payable pursuant to Rule 12b-1)
	All Classes	Class A	Class B	Class C	Class Y
AXA Enterprise Capital Appreciation Fund	1.30%	1.75%	2.30%	2.30%	1.30%
AXA Enterprise Deep Value Fund	1.05%	1.50%	2.05%	2.05%	1.05%
AXA Enterprise Equity Fund	1.15%	1.60%	2.15%	2.15%	1.15%
AXA Enterprise Equity Income Fund	1.05%	1.50%	2.05%	2.05%	1.05%
AXA Enterprise Global Financial Services	1.30%	1.75%	2.30%	2.30%	1.30%
AXA Enterprise Socially Responsible Fund (formerly, AXA Enterprise Global Socially Responsive Fund)	1.30%	1.75%	2.30%	2.30%	1.30%
AXA Enterprise Government Securities Fund	0.80%	1.25%	1.80%	1.80%	0.80%
AXA Enterprise Growth and Income Fund	1.05%	1.50%	2.05%	2.05%	1.05%
AXA Enterprise Large Cap Growth Fund (formerly, AXA Enterprise Multi-Cap Growth Fund)	1.15%	1.60%	2.15%	2.15%	1.15%
AXA Enterprise High-Yield Bond Fund	0.85%	1.30%	1.85%	1.85%	0.85%
AXA Enterprise International Growth Fund	1.40%	1.85%	2.40%	2.40%	1.40%
AXA Enterprise Money Market Fund	0.70%	0.70%	0.70%	0.70%	0.70%
AXA Enterprise Short Duration Bond Fund	0.65%	0.90%	1.65%	1.65%	0.65%
AXA Enterprise Small Company Growth Fund	1.20%	1.65%	2.20%	2.20%	1.20%
AXA Enterprise Small Company Value Fund	1.30%	1.75%	2.30%	2.30%	1.30%
AXA Enterprise Tax Exempt Bond Fund	0.65%	1.10%	1.65%	1.65%	0.65%